EXHIBIT 23.1


                         Independent Auditors' Consent




The Board of Directors
Matrix Bancorp, Inc.


We consent to the incorporation by reference in the registration statements (Nos. 333-75000, 333-40482, and 333-36671) on Forms S-8 of Matrix Bancorp, Inc.
(the Company) of our report dated February 10, 2003, with respect to the consolidated balance sheets of Matrix Bancorp, Inc. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, shareholders' equity and comprehensive income (loss), and cash flows for each of the years in the two-year period ended December 31, 2002, which report appears in the December 31, 2002, Annual Report on Form 10-K of Matrix Bancorp, Inc.

Our report refers to the Company's change in its method of accounting for derivative instruments and hedging activities in 2001 and change in its method of accounting for goodwill and other intangible assets in 2002.



                                               /s/ KPMG LLP

                                               KPMG LLP


Denver, Colorado
March 10, 2003